SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

October 2, 2002

Commission file number 0-10972

First Farmers and Merchants Corporation
(Exact name of registrant as specified in its charter)

______________Tennessee______________	______62-1148660_______
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

816 South Garden Street
_________Columbia, Tennessee__________	______38402 - 1148_____
(Address of principal executive offices)	(Zip Code)

____________________________(931) 388-3145_____________________________
(Registrant's telephone number, including area code)

FORM 8-K -- ITEM 5

FIRST FARMERS AND MERCHANTS CORPORATION

1. First Farmers and Merchants National Bank (the Bank) is the only subsidiary of First Farmers and Merchants Corporation. Attached is a press release regarding an agreement with the Bank's primary supervisory authority.

EXHIBIT INDEX

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

Exhibit Number Title or Description

(1) PRESS RELEASE FOR FIRST FARMERS AND MERCHANTS NATIONAL BANK

October 2, 2002 5:30 p.m.

*** FOR IMMEDIATE RELEASE ***

COLUMBIA, TENNESSEE: On September 3, 2002, First Farmers & Merchants National Bank, Columbia, Tennessee, the bank subsidiary of First Farmers and Merchants Corporation, voluntarily entered into a written agreement with the Office of the Comptroller of the Currency. The agreement requires that the bank maintain certain minimum capital levels and make improvements to certain of its systems and operations, among other things.

Commenting on the OCC agreement, T. Randy Stevens, President and Chief Executive Officer of the bank stated: "The board, management, and the OCC have identified and agreed upon a number of needed improvements in the bank's systems and operations. Everyone at our bank is fully dedicated to making those improvements for the betterment of what is now almost a one billion dollar financial institution."

"We are well underway with the implementation of the improvements outlined in the OCC agreement. Our capital base remains very strong, exceeding the capital of most of our peer group as of June 30, 2002." noted Mr. Stevens. "We enjoyed record earnings last year, and we are confident and excited about our future."

As of August 2002, the value of the bank's total capital stock and retained earnings exceeded $91 million, representing a 10.7% increase in book value from year end 2001. Specific quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices indicate a strong capital position. Equity capital (net of certain adjustments for intangible assets and investments in non-consolidated subsidiaries and certain classes of preferred stock) is considered Tier 1 ("core") capital. As of August 31, 2002, the bank had total Tier 1 capital of $76.6 million. The ratios of the bank's Tier 1 capital to risk-weighted assets and adjusted total assets as of August 31, 2002, were 14.9% and 9.8%, respectively. These capital levels represent an excess of $12 million over the risk-based capital requirement of the OCC agreement, and $14 million in excess of the adjusted total assets requirement. As of June 30, 2002, the bank's Tier 1 risk based capital ratio to risk weighted assets was 13.05% compared to a peer ratio of 12.03%.

Waymon Hickman, Chairman of the bank, observed, "Our bank has always been a great bank, serving great communities. We expect to be even better once we have completed this agreed-upon improvement program"

First Farmers & Merchants Corporation (the "Company") considers the portions of the information contained in this release and statements made in connection with this release, with respect to the its beliefs and expectations of the outcome of future events to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Such statements are, by their nature, subject to certain risks and uncertainties. Other risks, uncertainties and factors that could adversely affect the Company and its consolidated operations are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. The Company does not undertake any obligation to release publicly any revisions to forward- looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Source: First Farmers & Merchants Corporation